UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934

DATE OF REPORT:
November 16, 2018
(Date of Earliest Event Reported)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer identification No.)

INDEPENDENT BANK CORP.
Office Address:	2036 Washington Street, Hanover, Massachusetts	02339
Mailing Address:	288 Union Street, Rockland, Massachusetts	02370
(Address of Principal Executive Officers)		(Zip Code)

NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)

781-878-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
Closing of Merger
As previously disclosed, on May 29, 2018, Independent Bank Corp. (“Independent”), the parent of Rockland Trust Company (“Rockland Trust”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Independent, Rockland Trust, MNB Bancorp (“MNB”), and The Milford National Bank and Trust Company (“Milford National”), pursuant to which Independent would acquire MNB (the “Merger”) and Rockland Trust would acquire Milford National, the wholly-owned bank subsidiary of MNB. The legal closing of the transactions contemplated by the Merger Agreement occurred on November 14, 2018, with an effective date of November 16, 2018 pursuant to which MNB was merged with and into Independent, with Independent the surviving entity, and Milford National was merged with and into Rockland Trust, with Rockland Trust the surviving entity.
Under the terms of the Merger Agreement, each share of MNB common stock was converted into the right to receive either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock. Pursuant to the Merger Agreement, 25% of the aggregate merger consideration consisted of cash and 75% consisted of shares of Independent common stock.
Results of Merger Consideration Elections and Pro-rations
The results of the elections made by MNB shareholders pursuant to the Merger Agreement as to the form and consideration to be received due to the Merger are as follows:

•
Cash Elections: Cash elections were oversubscribed and therefore subject to the pro-ration calculations specified in the Merger Agreement, so that in the aggregate 75% of the shares of MNB Bancorp common stock outstanding immediately prior to the Merger were converted into the right to receive shares of Independent common stock and the remaining 25% of the shares of the MNB common stock outstanding immediately prior to the Merger were converted into the right to receive $275.00 in cash, without interest. Due to the pro-ration required by the oversubscription of cash elections, MNB shareholders who validly elected to receive cash for all of their shares or a portion of their shares will receive $275.00 in cash, without interest, for 66.177167% of their shares so elected and 3.55 shares of Independent common stock for 33.822833% of their shares so elected.

•
Non-Elections: MNB shareholders who validly elected either the “No Preference” choice or who did not make a valid election will receive 3.55 shares of Independent Bank Corp. common stock, for each share of MNB common stock held immediately prior to the Merger.

•
Stock Elections: MNB shareholders who validly elected to receive all stock will receive 3.55 shares of Independent Bank Corp. common stock, for each share of MNB common stock with respect to which that election was made.

Under the terms of the Merger Agreement, cash will be issued in lieu of fractional shares. Each MNB shareholder who would otherwise have been entitled to receive a fraction of a share of Independent common stock in the Merger will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled to receive by (ii) $79.57, which was the volume-weighted average trading price of a share of Independent common stock on The Nasdaq Global Select Market, as reported by Bloomberg L.P., for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date of the Merger, rounded to the nearest whole cent.
As a result of the elections and pro-ration described above, MNB shareholders will receive an aggregate of 528,353 shares of Independent common stock and an aggregate of approximately $13,644,263 in cash, which does not include cash in lieu of fractional shares. Independent now has, including the shares issued in connection with the acquisition, 28,080,467 shares of common stock outstanding.

A copy of the news release announcing the completion of the Merger is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
The following Exhibit is filed as part of this report:

Exhibit Number	Description
99.1	News Release of Independent Bank Corp., dated November 16, 2018.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.

Date:	November 16, 2018	By:	/s/Edward H. Seksay
Edward H. Seksay
General Counsel